EXHIBIT 10.54

                               CREDIT AGREEMENT

                                AMENDMENT NO. 4


       This sets forth the Agreement made as of May 1, 1995, between DELTA COMPUTEC INC. ("DCI") and DELTA DATA NET, INC. ("DDI"), both of which are New York corporations with their executive offices at 6647 Old Thompson Road, Syracuse, New York 13211 (collectively "Borrower"), and NATIONAL CANADA FINANCE CORPORATION, a Delaware corporation with an office at Suite 2540, Main Place Tower, 350 Main Street, Buffalo, New York 14202 ("Lender").
Recitals

       A. Borrower and Lender are parties to a Credit Agreement dated April 1, 1994, which was subsequently amended by Amendment No. 1 dated as of November 17, 1994, Amendment No. 2 dated as of January 24, 1995, and Amendment No. 3 dated as of April 3, 1995. Hereafter, the Credit Agreement, as amended is referred to as the "Credit Agreement." The Credit Agreement establishes a Revolving Credit Facility for Borrower for Loans based upon a "Borrowing Base" of Eligible Receivables and Inventory as set forth in the Credit Agreement, up to a maximum amount of $4,500,000 (the "Revolving Credit Facility"). The Revolving Credit Facility terminates April 30, 1997.

       B. Borrower has need of additional financing ("Overadvances") over and above amounts otherwise available to Borrower on its Borrowing Base. Borrower's largest shareholder, Joseph M. Lobozzo II ("Lobozzo") has therefore committed to make loans of up to $400,000 to Borrower, and Lender has agreed to lend up to an additional $300,000 on the terms and conditions set forth in this Amendment No. 4 (collectively, the "Overadvance Facilities").

       C. Borrower and Lender are entering this Amendment No. 4 to make provision for the additional loans under Overadvance Facilities, and to amend certain of the financial covenants contained in the Credit Agreement.

                                     TERMS

       NOW, THEREFORE, in consideration of the matters recited and of the mutual promises contained herein, Borrower and Lender agree as follows:

       1. Defined Terms. Capitalized terms not otherwise defined in this Amendment shall have the meaning defined in the Credit Agreement.

       2. Overadvance Facilities. A new Section 9 is added to the Credit Agreement to read as follows:

       "SECTION 9.  OVERADVANCE FACILITIES.

       Section 9.1  Overadvances.  "Overadvances" shall mean Loans to

Borrower in excess of the amount which would otherwise be available to Borrower pursuant to the Borrowing Base as set forth in the Credit Agreement.

       Section 9.2 Lobozzo Overadvance Facility. Attached as Exhibit A is a copy of an Agreement dated May 1, 1995 between Borrower and their principal shareholder, Joseph M. Lobozzo II ("Lobozzo"), pursuant to which Lobozzo agreed to make loans to Borrower up to a maximum amount of $400,000. Hereafter, this Agreement between Lobozzo and Borrower is referred to as the "Lobozzo Commitment" and loans made pursuant to it are sometimes referred to as the "Lobozzo Overadvance Facility."

       Section 9.3 NCFC Overadvance Facility. Subject to the conditions precedent hereafter set forth, Lender agrees that to the extent that Overadvances are needed over and above the Lobozzo Overadvance Facility, Lender will lend Borrower up to an additional Three Hundred Thousand Dollars ($300,000) (the "NCFC Overadvance Facility") on the terms and conditions set forth in this Section 9.

       Section 9.4 Conditions Precedent. Lender's obligation to make additional Loans under the NCFC Overadvance Facility shall be subject to the satisfaction of the following condition's:

       (a) Borrower shall not be in default under the Credit Agreement or the Lobozzo Commitment;

       (b) Lobozzo shall have fully funded his Commitment to lend
$400,000 and these loans shall be outstanding;

       (c) The total outstanding principal amount of Loans pursuant to the Lobozzo Commitment and the NCFC Overadvance Facility shall not exceed $700,000; and

       (d) The total principal amount of all Loans by Lender to Borrower under both the Revolving Credit Facility and the NCFC Overadvance Facility shall not exceed $4,500,000.

       (e) Borrower shall have executed and delivered to Lender a new promissory note in the form of the attached Exhibit B and in the principal amount of $4,500,000 to evidence all Loans made pursuant to the Credit Agreement including the NCFC Overadvance Facility.

       Section 9.5 Termination and Maturity Date. Lender's commitment to make Loans to Borrower under the NCFC Overadvance Facility shall terminate on April 30, 1996 (the "Termination Date"), and all Loans made pursuant to the NCFC Overadvance Facility, including all accrued interest, shall be due and payable in full on the same date (the "Overadvances Maturity Date"). Lender may sooner terminate its obligation to make Loans under the Revolving Credit Facility or the NCFC Overadvance Facility if the Lobozzo Commitment is terminated prior to April 30, 1996, or in default, or in the event of a Declaration of Default as provided in the Credit Agreement.

       Section 9.6  Interest.  Until the Overadvances Maturity Date,

whether by acceleration or otherwise, the Borrower agrees to pay interest on the outstanding principal balance of all Loans made pursuant to the NCFC Overadvance Facility at the rate of two and one-half percent (2 1/2%) per annum above the National Bank of Canada prime rate as announced in the United States ("Prime Rate") as it may change from time to time based upon a 360-day year for the actual number of days the Overadvance Loans are outstanding. After maturity, whether by acceleration or otherwise, Borrower agrees to pay interest on the outstanding principal balance of the Overadvance Loans at a rate equal to four and one-half percent (4 1/2%) per annum above the Prime Rate.

       Section 9.7 Order of Repayments. Lender, Borrower and Lobozzo agree that Loans under the NCFC Overadvance Facility shall be repaid, with all accrued interest, in full before any repayment of loans made pursuant to the Lobozzo Overadvance Facility.

       Section 9.8 Commitment Fee. In consideration of Lender's agreement to the NCFC Overadvance Facility, Borrower shall pay Lender a commitment fee of $1,500.00 upon execution of this Agreement.

       Section 9.9 Lobozzo Commitment. Lobozzo agrees that the Lobozzo Commitment will not be modified or amended without the prior written consent of Lender.

       Section 9.10 Other Provisions. Except to the extent they are inconsistent with the provisions of this Section 9, all provisions of the Credit Agreement relating to Revolving Credit Loans also apply to and govern Loans made under the NCFC Overadvances Facility.

       3. Amendment of Covenants. Borrower and Lender wish to amend the negative covenants set forth in Sections 6.3, 6.20 and 6.21 of the Credit Agreement to read as follows:

       "6.3   Borrowed Money.  Incur other indebtedness for borrowed
      money except (a) indebtedness described on Schedule 3 to the Credit Agreement, (b) indebtedness permitted by Section 6.14 of the Credit Agreement, (c) indebtedness from the Lender, (d) indebtedness to Lobozzo under the Lobozzo Commitment provided that the principal amount shall not exceed $400,000, and (e) intercompany transfers between DCI, DDI, and SAI/DELTA, INC.


       6.20 Pre-tax Income. Permit Borrower's loss for its month ending April 30, 1995 to be greater than ($50,000.00). Thereafter, during each of the next six months through October 31, 1995, Borrowers net income for the month Before Income Taxes and Extraordinary Items shall not be less than $0.00. After October 31, 1995, Borrower's Income Before Income Taxes and Extraordinary Items shall be tested monthly, not cumulatively, and covenant levels shall be determined based upon Borrower forecasts for its fiscal year ending October 31, 1996.


       6.21   Interest Coverage Ratio.  Permit the ratio of Borrower's

      earnings before payment or allowance for interest or income taxes payable thereon ("E.B.I.T.") to Borrower's interest expense to be less than the following during the following time periods:



            Time Period                 Ratio
            -----------                 -----
           2/1/95 to 4/30/95            0.50:1
           5/1/95  to 7/31/95           1.00:1
           8/1/95  to 10/31/95          1.00:1

      Covenant levels for quarters ending after October 31, 1995 shall be determined using Borrowers' forecasts for its fiscal year ending October 31, 1996.

       All other loan covenants shall continue as provided in the Credit Agreement.

       4. Reaffirmation of Obligations. Except as hereby amended, all terms of the Credit Agreement shall remain in full force and effect. Further, Borrower ratifies and reaffirms its obligations under the Credit Agreement, the Supplemental Agreements, the Promissory Note, and all other Obligations to Lender.

       5. Joinder. Lobozzo joins in this Agreement insofar as it relates to the Lobozzo Commitment and the Lobozzo Overadvances Facility.

       6. Counterparts. This Amendment may be executed in counterparts which, when taken together, will constitute one original of this Agreement.

       The foregoing is established by the following signatures of the parties.

LENDER:                                 BORROWER:

NATIONAL CANADA FINANCE                 DELTA COMPUTEC INC.
CORPORATION

By   /s/ Michael S. Woodard             By   /s/ John DeVito
Michael S. Woodard,                     John DeVito, President
Assistant Vice President

                                          DELTA DATA NET, INC.

By     Robert G. Uhrig                  By   /s/ John DeVito
Robert G. Uhrig, Vice President         John DeVito, President

                                             /s/ Joseph M. Lobozzo II
                                        Joseph M. Lobozzo II


Consent of Guarantor

       SAI/DELTA, INC. ("Guarantor"), a Florida corporation, is a Guarantor of all Loans to Borrower by Lender under an Unlimited Continuing Guaranty (the "Guaranty") dated April 3, 1995. Guarantor hereby consents to Amendment No. 4 to the Credit Agreement and ratifies and reaffirms its obligations under the Guaranty, its General Security Agreement dated April 3, 1995 in favor of Lender as Secured Party, and under all related documents, agreements, and instruments.

                                                SAI / DELTA, INC.


                                                By John DeVito
                                                John DeVito,
                                                President